EXHIBIT 4.4
FIG Acquisition Corp.
Warrant Agreement
     THIS WARRANT AGREEMENT (the “Agreement”) is made as of [•], 2008, between FIG Acquisition Corp., a Delaware corporation, with offices at 787 Seventh Avenue, New York, NY 10019 (the “Company”), and American Stock Transfer & Trust Company, a New York corporation, with offices at 59 Maiden Lane, New York, NY 10038 (the “Warrant Agent”).
     WHEREAS, in connection with the Company’s formation, the Company issued 7,187,500 units (the “Initial Units”) of the Company, each of such units consisting of one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), and one warrant (each an “Initial Warrant”), each of such Initial Warrants evidencing the right of the holder thereof to purchase one share of Common Stock for $7.50, subject to adjustment as described herein;
     WHEREAS, the Company is engaged in an initial public offering (“IPO”) of up to 25,000,000 units (the “Public Units” and together with the Initial Units, the “Units”), each of such units consisting of one share of the Company’s common stock, par value $0.0001 per share and one warrant (each a “Public Warrant”), each of such Public Warrants evidencing the right of the holder thereof to purchase one share of Common Stock for $7.50, subject to adjustment as described herein;
     WHEREAS, immediately prior to the completion of the IPO, the Company shall sell and issue 5,500,000 Warrants (the “Private Placement Warrants” and together with the Initial Warrants and the Public Warrants, the “Warrants”), each of such Private Placement Warrants evidencing the right of the holder thereof to purchase one share of Common Stock for $7.50, subject to adjustment as described herein;
     WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1, File No. 333-148275, as amended (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, the Initial Units, Public Warrants and the Common Stock included in the Initial Units;
     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption, exercise and cancellation of the Warrants;
     WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
     WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
          1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
          2. Warrants.
     (a) The Public Warrants shall be issued in registered form in substantially the form of Exhibit A hereto and the Initial Warrants and the Private Placement Warrants shall be issued in registered form in substantially the form of Exhibit B hereto, the provisions of which exhibits are incorporated herein. Each Warrant shall be signed by, or bear the facsimile signature of, (i) the Chairman of the Board of Directors, [Vice-Chairman,][or] the Chief Executive Officer [or President]. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each a “Book-Entry Warrant Certificate”).
     (b) Effect of Countersignature. Unless and until countersigned by the Warrant Agent in accordance with this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
     (c) Detachability of Warrants.
     (i) Public Units. The securities comprising the Public Units will not be separately transferable until five trading days after the earlier to occur of (a) the termination of the underwriters’ over-allotment option in the IPO (the “Underwriters”) or (b) the exercise in full by the Underwriters of such option (the “Detachment Date”). Further, in no event will separate trading of the securities comprising the Public Units commence until the Company files a Current Report on Form 8-K with the Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO including the proceeds received by the Company from the exercise of the Underwriters’ over-allotment option and issues a press release announcing when such separate trading of such securities will begin.
     (ii) Initial Units. The securities comprising the Initial Units will be separately transferable at any time, subject to the transfer restrictions described in Section 5.
     (d) Registration.
     (i) Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depository or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”).
If the Depository subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”). Such Definitive Warrant Certificates shall be in the form annexed hereto as Exhibit A with appropriate insertions, modifications and omissions, as provided above.
     (ii) Beneficial Owner; Registered Holder. The term “beneficial owner” shall mean, on or after the Detachment Date, any person in whose name ownership of a beneficial interest in the Public Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee, and prior to the Detachment Date, the person in whose name the Public Unit of which such Public Warrant or part thereof was originally part of, as registered upon the register relating to such Public Units. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (a “Registered Holder”) as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
     (e) Private Placement Warrants. The Private Placement Warrants shall have the same terms as the Public Warrants, except that (i) the Private Placement Warrants are non-redeemable so long as they are held by the original purchasers or their permitted transferees, (ii) the Private Placement Warrants will be exercisable at the option of the holder on a cashless basis so long as they are held by the original purchasers or their permitted transferees, and (iii) the original purchasers have agreed that the Private Placement Warrants will not be sold or transferred by them (except to their permitted transferees) until after the consummation of a Business Combination (as defined in Section 3(b) hereof).
For purposes of this Agreement, “permitted transferees” shall mean (a) immediate family members of the holder and trusts established by the holder for estate planning purposes and transferees by will or the laws of descent; (b) KBW, Inc. and current and former officers, directors, members and employees of KBW, Inc.; (c) affiliates of the holder; (d) charitable organizations; (e) the executive officers and directors of the Company; and (f) transferees pursuant to a qualified domestic relations order, in each case where the transferee agrees to become party to the Stock Escrow Agreement, dated as of the date hereof, among the Company, American Stock Transfer & Trust Company and the Existing Holders listed therein and agrees to be bound by the Existing Holder’s letter agreement with the Underwriters and the Company (the “Insider Letter”), respecting the rights and obligations of such Existing Holder.
     (f) Initial Warrants. The Initial Warrants shall have the same terms as the Public Warrants, except that (i) the Initial warrants will become exercisable upon the later of (x) [•], 2009, the date that is one year after the date of the final prospectus of the Company, dated [•], 2008 and (y) the consummation of the initial Business Combination (as defined in Section 3(b)(i) hereof), in each case, if (A) the closing price of the Common Stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period beginning 90 days after the consummation of the initial Business Combination and (B) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to the shares of common stock issuable upon exercise of such Public Warrants, (ii) the Initial Warrants are non-redeemable so long as they are held by the original purchaser or its permitted transferees, (iii) the

Initial Warrants will be exercisable at the option of the holder on a cashless basis so long as they are held by the original purchaser or its permitted transferees, and (iv) the original purchaser has agreed that the Initial Warrants will not be sold or transferred by it (including the shares of Common Stock to be issued upon exercise of the Initial Warrants), except to its permitted transferees, until 180 days following the consummation of the initial Business Combination, unless the closing price of Common Stock equals or exceeds $14.25 per share for any 20 trading days within any 30-trading day period subsequent to the consummation of the initial Business Combination.
     3. Terms and Exercise of Warrants.
     (a) Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of (i) such Public Warrant, Private Placement Warrant or Initial Warrant, as the case may be, and (ii) this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $7.50 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3(a). The term “Exercise Price” as used in this Warrant Agreement refers to the price per whole share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Exercise Price at any time prior to the Expiration Date; provided, however, that any change in the Exercise Price must apply equally to all of the Warrants and that any reduction in Exercise Price must remain in effect for at least twenty business days.
     (b) Duration of Warrants.
     (i) Public Warrants. Public Warrants may be exercised only during the period (“Exercise Period”) commencing on the later of (a) the consummation of an acquisition by the Company of one or more businesses, or a portion of such business or businesses, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, whose fair market value (as calculated in accordance with the requirements set forth in the Company’s Certificate of Incorporation, as the same may be amended from time to time), individually or in the aggregate, is equal to at least 80% of the balance in the Trust Account (as defined in Section 8(f) below), excluding the Underwriters’ deferred discounts and commissions and taxes payable, at the time of such acquisition (a “Business Combination”) and (b) [•], 2009, and terminating at 5:00 P.M., New York City time on the earlier to occur of (i) [•], 2013 and (ii) the date fixed for redemption of the Public Warrant as provided in Section 6 of this Agreement (subject to extension in limited circumstances) (the date on which the exercise period terminates, the “Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Public Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Public Warrants by delaying the Expiration Date; provided, however, that any extension of the duration of the Public Warrants must apply equally to all of the Public Warrants. Should the Company wish to extend the Expiration Date of the Public Warrants, the Company shall provide advance notice to the American Stock Exchange as required by the American Stock Exchange
     (ii) Private Placement Warrants. Public Warrants and Private Placement Warrants may be exercised only during the period (“Private Placement Warrant Exercise Period”) commencing on the later of (a) the consummation of Business Combination and (b) [•], 2009, and terminating at 5:00 P.M., New York City time on [•], 2013 (the “Private Placement Warrant Expiration Date”). Each Private Placement Warrant not exercised on or before the Private Placement Warrant Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Private Placement Warrant Expiration Date.

     (iii) Initial Warrants. An Initial Warrant may be exercised only during the period (“Initial Warrant Exercise Period”) commencing on the later of (x) [•], 2009, the date that is one year after the date of the final prospectus of the Company, dated [•], 2008 and (y) the consummation of the initial Business Combination (as defined in Section 3(b)(i) hereof), in each case, if (A) the closing price of the Common Stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period beginning 90 days after the consummation of the initial Business Combination and (B) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to the shares of common stock issuable upon exercise of such Public Warrants and terminating at 5:00 P.M., New York time on [•], 2013 (the “Initial Warrant Expiration Date”). Each Initial Warrant not exercised on or before the Initial Warrant Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Initial Warrant Expiration Date.
     (c) Exercise of Warrants.
     (i) Method of Exercise. A Registered Holder may exercise a Warrant by delivering, not later than 5:00 P.M., New York City time, on any business day during the Exercise Period (the “Exercise Date”) to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (ii) an election to purchase (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures, and (iii) the Exercise Price for each Warrant to be exercised and all applicable taxes due in connection with the exercise of the Warrants, in lawful money of the United States of America; provided, however, that (1) holders of Public Warrants who exercise Public Warrants on an Exercise Date occurring after the date of a Redemption Notice and prior to the date fixed for redemption of the Public Warrants shall, if the Company so requires, pay the Exercise Price in accordance with Section 3(d)(ii) hereof and (2) with respect to the Initial Warrants and the Private Placement Warrants, so long as the Initial Warrants or the Private Placement Warrants, as the case may be, are held by their original purchaser or its permitted transferees, any holder of the Initial Warrants or the Private Placement Warrants may, in lieu of payment of the Exercise Price, surrender its Initial Warrants or the Private Placement Warrants, as the case may be, in accordance with Section 3(d)(i) hereof. For avoidance of doubt, in no event may a Registered Holder expect or compel the Company to deliver any consideration under a Warrant other than shares of Common Stock as described immediately above.
If any of (A) the Definitive Warrant Certificate or the Book-Entry Warrant Certificate, (B) the Election to Purchase, (C) the Exercise Price therefor or (D) surrendered Warrants is received by the Warrant Agent after 5:00 P.M., New York City time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the business day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a business day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a business day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Registered Holder or Participant, as the case may be, as soon as practicable.  In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants.  The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Registered Holder and the Warrant Agent.  Neither the Company nor the Warrant Agent shall have any obligation to inform a Registered Holder of the invalidity of any exercise of Warrants.
     (ii) Payment. Subject to the provisions of the Warrant (including, but not limited to, the cashless exercise provisions applicable to the Warrants) and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Exercise Price for each whole share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.
     (iii) Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price, the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new Warrant executed by the Company and countersigned by the Warrant Agent for the number of shares as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.
     (iv) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant unless a registration statement under the Securities Act with respect to the shares of Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is available. Warrants may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful. The exercise of the Warrants may only be settled by delivery of shares of Common Stock and the Registered Holders shall not be entitled to payment of cash in lieu of shares of Common Stock (net cash settlement) upon exercise of the Warrants pursuant to the terms of this Agreement or the Warrants regardless of whether the Common Stock underlying the Warrants is registered pursuant to an effective registration statement and a prospectus relating to those shares of Common Stock is available for use by the holders of the Warrants. For the avoidance of doubt, as a result of this Section 3(c)(iii), any or all of the Warrants may expire unexercised. In no event shall a Registered Holder be entitled to receive any monetary damages if the Common Stock underlying the Warrants have not been registered by the Company pursuant to an effective registration statement or if a current prospectus is not available for delivery by the Warrant Agent, provided the Company has fulfilled its obligation to use its commercially reasonable efforts to maintain an effective registration statement and ensure a current prospectus is available for delivery by the Warrant Agent.

     (v) Delivery of Certificates. The Warrant Agent shall, by 11:00 A.M. Eastern Time on the business day following the Exercise Date of any Warrant, advise the Company and the transfer agent and registrar in respect of (a) the shares of Common Stock issuable upon such exercise in accordance with the terms and conditions of this Agreement, (b) the instructions of each Registered Holder or Participant, as the case may be, with respect to delivery of the shares of Common Stock issuable upon such exercise, and the delivery of Definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.
The Company shall, by 5:00 P.M., New York time, on the third business day next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the Exercise Price, execute, issue and deliver to the Warrant Agent, the shares of Common Stock to which such Registered Holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such Registered Holder or the Participant, as the case may be. Upon receipt of such shares of Common Stock, the Warrant Agent shall, by 5:00 P.M., New York time, on the fifth business day next succeeding such Exercise Date, transmit such shares of Common Stock to or upon the order of the Registered Holder or Participant, as the case may be.
In lieu of delivering physical certificates representing the shares of Common Stock issuable upon exercise, provided the Company’s transfer agent is participating in the Depository Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon exercise to the Registered Holder or the Participant by crediting the account of the Registered Holder’s prime broker with the Depository or of the Participant through its Deposit/Withdrawal at Custodian system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.
     (vi) Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.
     (vii) Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.
(d) Cashless Exercise.
     (i) Private Placement Warrants and Initial Warrants. In lieu of the payment of the Exercise Price, solely with respect to the Private Placement Warrants and Initial Warrants so long as such Warrants are held by their original purchasers or their permitted transferees, the holders thereof may, in lieu of payment of the Exercise Price, surrender their Private

Placement Warrants or Initial Warrants, as the case may be, for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the tendered Private Placement Warrants or Initial Warrants, as the case may be, multiplied by the difference between the Fair Market Value (defined below) and the Exercise Price by (y) the Fair Market Value. For avoidance of doubt, in no event may a Registered Holder expect or compel the Company to deliver any consideration under a Warrant other than shares of Common Stock as described immediately above. “Fair Market Value” shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the Election to Purchase by a holder of Private Placement Warrants or Initial Warrants, as the case may be, is sent to the Warrant Agent.
     (ii) Public Warrants. The Public Warrants may be exercised on a cashless basis only if the Company elects to redeem the Public Warrants (as provided in Section 6 hereof) and requires all Public Warrants that are exercised prior to redemption to be settled on a cashless basis. If the Public Warrants are exercised on a cashless basis, the number of shares of Common Stock will be determined on the same basis as that for the Private Placement Warrants and Initial Warrants above, except that the “Fair Market Value” shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants as provided in Section 6 hereof.
     4. Adjustments.
     (a) Stock Dividends – Split-Ups. If after the date hereof, and subject to the provisions of Section 4(g) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.
     (b) Extraordinary Dividend. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (i) as described in Sections 4(a), 4(c) or 4(e), (ii) regular quarterly or other periodic dividends, (iii) in connection with the conversion rights of the holders of Common Stock upon consummation of the Company’s initial Business Combination, or (iv) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.
     (c) Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4(g), the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

     (d) Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4(a) and 4(c) above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
     (e) Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4(a) or 4(c) hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4(a) or 4(c), then such adjustment shall be made pursuant to Sections 4(a), 4(c), 4(d) and this Section 4(e). The provisions of this Section 4(e) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.
     (f) Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4(a), 4(b), 4(c), 4(d) or 4(e), then, in any such event, the Company shall give written notice to the Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
     (g) No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.
     (h) Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the forms of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
     5. Transfer and Exchange of Warrants.
     (a) Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Public Units in which such Public Warrants are included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Public Units. Furthermore, each transfer of Public Units on the register relating to such Public Units shall operate also to transfer the Public Warrants included in such Public Units. From and after the Detachment Date this Section 5(a) will have no further force and effect.
     (b) Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
     (c) Procedure for Surrender of Warrants. Subject to any applicable lock-up agreements with respect to the Private Placement Warrants and Initial Warrants, Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Upon any such registration of transfer, the Company shall execute, and the Warrant Agent shall countersign and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants.
     (d) Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant.
     (e) Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.
     (f) Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
     6. Redemption.

     (a) Redemption. Subject to Sections 6(d) and 6(e) hereof, not less than all of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration (subject to the requirements of Section 6(b)), at the office of the Warrant Agent, upon the notice referred to in Section 6(b), at the price of $0.01 per Warrant (“Redemption Price”), provided that (i) the closing price of the Common Stock on the American Stock Exchange, or other principal market on which the Common Stock may be traded, equals or exceeds $14.25 per share (subject to proportionate adjustment to reflect adjustment to the Exercise Price as provided in Section 4(d)) for any 20 trading days within a 30-trading-day period ending three business days prior to the date on which a Redemption Notice (as defined below) is given, (ii) a registration statement under the Securities Act relating to shares of Common Stock issuable upon exercise of the Public Warrants is effective and expected to remain effective from the date on which a Redemption Notice is given to and including the Redemption Date (as defined below), and (iii) a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is available from the date on which a Redemption Notice is given to and including the Redemption Date.
     (b) Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Public Warrants, the Company shall fix a date for the redemption, which date shall be prior to the expiration of the Warrants (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register (the “Redemption Notice”). Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the Registered Holder received such notice.
     (c) Exercise after Notice of Redemption. The Public Warrants may be exercised in accordance with Section 3 of this Agreement at any time after the Redemption Notice shall have been given by the Company pursuant to Section 6(b) hereof and prior to the time and date fixed for redemption. On and after the Redemption Date, the record holder of the Public Warrants shall have no further rights except to receive, upon surrender of the Public Warrants, the Redemption Price.
     (d) Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Public Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Public Warrants issued upon such exercise, provided that the criteria for redemption are met.
     (e) Private Placement Warrants and Initial Warrants. Notwithstanding the foregoing, the Private Placement Warrants and the Initial Warrants are not redeemable by the Company.
     7. Other Provisions Relating to Rights of Holders of Warrants.
     (a) No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
     (b) Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.
     (c) Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
     (d) Registration of Common Stock. Prior to the commencement of the Exercise Period, the Company shall use its commercially reasonable efforts to prepare and file with the Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration under the Securities Act of, and it shall use its commercially reasonable efforts to take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement and ensure that a current prospectus is on file with the Commission until the expiration of the Warrants in accordance with the provisions of this Agreement; provided, however, that the Company shall not be obligated to deliver shares of Common Stock, and shall not have penalties nor be liable to the Warrant holder for failure to deliver shares of Common Stock pursuant to Section 3, if a registration statement is not effective or a current prospectus is not on file with the Commission at the time of exercise of the Warrant by the holder. For the avoidance of doubt, the Company may be liable to a Warrant holder for failure to fulfill its obligations to use commercially reasonable efforts pursuant to this Section 7(d).
     (e) Delivery of Prospectus or Notice. Upon the exercise of any Warrant, if the Company requests, the Warrant Agent shall deliver to the holder of such Warrant, prior to or concurrently with the delivery of the shares of Common Stock issued upon such exercise, in accordance with the Company’s request, either (a) a prospectus relating to the shares of Common Stock deliverable upon exercise of Warrants and complying in all material respects with the Securities Act or (ii) the notice referred to in Rule 173 under the Securities Act.
     8. Concerning the Warrant Agent and Other Matters.
     (a) Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants. However, the Company shall not be obligated to pay any transfer taxes, any stamp or other taxes or governmental charge required to be paid in respect of the Warrants or such shares of Common Stock; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any shares of Common Stock until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.
     (b) Resignation, Consolidation, or Merger of Warrant Agent.
     (i) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty days’ prior written notice to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost.
Any successor warrant agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as warrant agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
     (ii) Notice of Successor Warrant Agent. In the event a successor warrant agent shall be appointed, the Company shall give notice thereof to the predecessor warrant agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.
     (iii) Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor warrant agent under this Agreement without any further act.
     (c) Fees and Expenses of Warrant Agent.
     (i) Remuneration. The Company agrees to pay the Warrant Agent a one-time fee of $2,000 for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all out-of-pocket expenses that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
     (ii) Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
     (d) Liability of Warrant Agent.
     (i) Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
     (ii) Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant

Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.
     (iii) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.
     (e) Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.
     (f) Waiver. The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Fund for any reason whatsoever.
     9. Miscellaneous.
     (a) Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
     (b) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (i) if mailed, two days after the date of mailing, (ii) if sent by national courier service, one business day after being sent, (iii) if delivered personally, when so delivered, or (iv) if sent by facsimile transmission, on the second business day after such facsimile is transmitted, in each case as follows:
if to the Company, to:
FIG Acquisition Corp.
787 Seventh Avenue
New York, NY 10019
Attn: Peter E. Roth
Fax: (212) 582-5346
if to the Warrant Agent, to:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attn: [•]
Fax: [•]
with a copy in each case to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attn: Edward F. Petrosky, Esq.
         Samir A. Gandhi, Esq.
         James O’Connor, Esq.
Fax: (212) 839-5599
     (c) Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without giving effect to conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York. The Company hereby waives any objection to such non-exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9(b) hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.
     (d) Amendment. This Agreement and the warrant certificate issued hereunder may be amended by the parties hereto without the consent of any registered holder or any Underwriters for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the registered holders of a majority of the then outstanding Warrants and no modification or amendment shall affect the Public Warrants, the Private Placement Warrants and the Initial Warrants differently from one another. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the duration of the Exercise Period in accordance with Sections 3(a) and 3(b) hereof, without such consent.
     (e) Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders and, for the purposes of Sections 6(d) and 7(d) hereof, the Underwriters, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof. The Underwriters shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 6(d) and 7(d) hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Underwriters with respect to Sections 6(d) and 7(d) hereof) and their successors and assigns and of the Registered Holders of the Warrants.
     (f) Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit such holder’s Warrant for its inspection.
     (g) Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     (h) Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.
     (i) Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable; provided, however, that if such excluded or added provision shall affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign not less than two business days following such determination.
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     IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:	FIG Acquisition Corp.

By:
Name: Peter E. Roth
Title: Chief Executive Officer

Attest:	American Stock Transfer & Trust Company

By:
Name:
Title:

EXHIBIT A
FORM OF PUBLIC WARRANT

EXHIBIT B
FORM OF INITIAL WARRANT
AND PRIVATE PLACEMENT WARRANT